Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No.4 to the Registration Statement on Form S-4 (File No. 333-282558) and related Prospectus of Rafael Holdings, Inc., of our report dated May 16, 2024, with respect to the consolidated financial statements of Cornerstone Pharmaceuticals, Inc. as of July 31, 2023 and 2022 and for the years then ended, which report is included in the Form 8-K/A of Rafael Holdings, Inc., filed with the Securities and Exchange Commission on May 23, 2024. Our audit report includes an emphasis-of-matter paragraph related to Cornerstone Pharmaceuticals, Inc’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

New York, New York

February 11, 2025